NEWS RELEASE

FOR IMMEDIATE RELEASE

RUBY TUESDAY, INC. REPORTS THIRD QUARTER FISCAL 2007 RESULTS, PLANS AND EARNINGS OUTLOOK FOR REMAINDER OF FISCAL 2007 AND FISCAL 2008; CHANGES NYSE SYMBOL TO “RT”

MARYVILLE, TN – April 11, 2007 – Ruby Tuesday, Inc. today reported diluted earnings per share of $0.49 on net income of $28.7 million for the Company’s third quarter of fiscal 2007, which ended on March 6, 2007. This compares to diluted earnings per share of $0.50 on net income of $30.2 million for the third quarter of the prior year. During the first quarter of fiscal year 2007, the Company adopted Statement of Financial Accounting Standards No. 123R “Share-Based Payment” (“SFAS 123R”) on a modified prospective basis, which reduced diluted earnings per share by $0.02 in the third quarter. During the third quarter of fiscal year 2007, the Company recorded a lease-related charge associated with the bankruptcy of Specialty Restaurant Group, LLC (“SRG”), which reduced diluted earnings per share by $0.06. Excluding the impact of SFAS 123R and the charge for SRG, adjusted diluted earnings per share was $0.57 and increased 14% over the prior year. Effective at the start of trading on April 12, 2007, the Company’s NYSE ticker symbol will be changed from RI to RT.

Quarterly Highlights

Same-restaurant sales for the third quarter decreased 1.0% and increased 1.8% at Company-owned and domestic franchise Ruby Tuesday restaurants, respectively, as compared to same-restaurant sales increases of 4.7% and 5.4%, respectively, in the third quarter of the prior year. The Company estimates the third quarter of fiscal 2007 was negatively impacted by approximately 0.5% due to heavier winter weather than in the same period of the prior year. From March 7, 2007 through April 3, 2007, period-to-date same-restaurant sales were down

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approximately 4.7% and 2.6% at Company-owned and domestic franchise restaurants, respectively, as compared to same-restaurant sales increases of 6.3% and 10.6% for the same period in the prior year. Included in March sales is an estimated 1.0% negative impact due to heavier winter weather compared to the same period of fiscal 2006.

Sandy Beall, Founder and CEO commented, “We had a good quarter. Our financial performance excluding the SRG write off was very good. Our sales, while not great, were reasonably good as compared to our competitors and our very positive same-restaurant sales last year. In addition, we made significant headway on our three key initiatives of uncompromising freshness and quality, gracious hospitality, and our remodeling / re-imaging program, that we are especially excited about, which continue to move our brand towards a high-quality casual dining restaurant.

“Our fourth quarter sales started off weaker than we would have liked, and we believe this is due to a combination of very strong same-restaurant sales performance last March where we were up 6.3% and 10.6% at Company-owned and domestic franchise restaurants, respectively, for the first four weeks, combined with weather, an even softer economic environment, and significant discount pricing by almost all of our competitors. We will continue focusing on our plans and profitability until the economic and consumer restaurant spending environment improves.

“As a result of our focused plans and strategies, we continued to create value for our shareholders. We generated solid free cash flow from our business, our normalized earnings were up 14%, and we executed on our capital structure plans resulting in significantly fewer outstanding shares – approximately 7% repurchased this quarter and almost 20% of shares

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repurchased over the last 18 months. Finally, we paid out a dividend which amounts to an approximate 1.7% yield on an annual basis.”

Third quarter fiscal 2007 period-to-date same-restaurant sales:

				Third
	December	January	February	Quarter
Company-owned	2.0%	-3.8%	-1.9%	-1.0%
Domestic Franchise	6.3%	-1.9%	0.1%	1.8%

Other highlights for the 13-week third quarter:

•	Total revenue increased 11.6% over the same period of the prior year.
•	Average restaurant volumes at Company-owned Ruby Tuesday restaurants increased 0.8% over the same period of the prior year.
•

The Company opened six new Ruby Tuesday restaurants during the quarter and acquired eleven restaurants from its South Florida franchisee. Eight restaurants were closed during the quarter, while four were sold to an existing franchisee.

•	Domestic and international franchisees opened three new Ruby Tuesday restaurants during the quarter and closed one.
•

Sales at domestic and international franchise Ruby Tuesday restaurants (which is the basis for determining royalty fees included in franchise income on the Company’s income statement) totaled $121,725,000 and $117,444,000 for the third quarter of fiscal 2007 and 2006, respectively. Fiscal 2007 sales at franchise restaurants were reduced due to the acquisition of the Orlando, Florida franchisee in the first quarter of fiscal 2007 and the South Florida franchisee at the beginning of the third quarter of fiscal 2007.

•	Capital expenditures were $29.2 million for the quarter.

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•

The Company repurchased 3.9 million shares of its common stock during the third quarter at an average price of $28.70 per share. As of the end of the third quarter, 6.3 million shares remained authorized for repurchase under the Company’s ongoing share repurchase program.

•	During the first quarter of fiscal year 2007, the Company adopted SFAS 123R on a modified prospective basis, which reduced fiscal third quarter diluted earnings per share by $0.02.
•	The Company had 56.1 million shares of common stock outstanding at the end of the quarter.

Year-to-Date Highlights

•

The Company opened thirty-eight new Ruby Tuesday restaurants, acquired twenty-eight restaurants from Florida franchisees, closed ten restaurants, and sold or leased seven restaurants to existing franchisees.

•	Aside from the restaurants purchased from or sold to the Company, domestic and international franchisees opened twenty new Ruby Tuesday restaurants, while two were closed.
•

Sales at domestic and international franchise Ruby Tuesday restaurants (which is the basis for determining royalty fees included in franchise income on the Company’s income statement) totaled $353,671,000 and $330,932,000 for fiscal 2007 and 2006, respectively. Fiscal 2007 sales at franchise restaurants were reduced due to the acquisition of the Orlando, Florida and South Florida franchisees.

•	During the first quarter of fiscal year 2007, the Company adopted SFAS 123R on a modified prospective basis, which reduced fiscal year-to-date diluted earnings per share by $0.07.

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•

Year to date, including repurchases subsequent to the end of the third quarter of fiscal 2007, the Company has repurchased approximately 5.7 million shares (approximately 10% of shares outstanding at the end of the second fiscal quarter) of its common stock at an average price of $28.94 per share.

Fiscal 2007 Guidance

The Company is targeting diluted earnings per share of $0.46 to $0.48 for its fourth quarter based on same-restaurant sales of down approximately 2.0% to 2.5% at Company-owned restaurants, a decrease of approximately $0.03 to $0.04 per diluted share due to share-based compensation expense, and approximately $0.02 per diluted share for the accelerated depreciation associated with approximately 50 planned remodels. In addition, the Company will be lapping an approximate $0.04 impact from a 14th week in the fourth quarter of the prior year.

The Company is currently targeting diluted earnings per share of $1.59 to $1.61 for fiscal 2007 after deducting the lease-related charge of $0.06 per diluted share for SRG in the third quarter and the $0.02 charge for remodeling in the fourth quarter that was not included in previously issued guidance. Additional assumptions used to determine the targeted range include the following:

•	Down approximately 1.0% same-restaurant sales growth at Company-owned restaurants for the year;
•	Approximately 45 Company-owned openings for the year;
•	25 to 30 franchise openings for the year;
•	Continued investments in the areas of food and labor as previously disclosed;
•	$145-$150 million in capital expenditures for the year; and
•	Share-based compensation expense of $0.10 to $0.11 per diluted share.

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Preliminary Fiscal 2008 Outlook

The Company is targeting diluted earnings per share growth for its fiscal 2008 of 7.0% to 15.0%. The targeted growth excludes the impact of the SRG charge in fiscal 2007 of $0.06 as well as the impact of any potential accelerated depreciation associated with its proposed restaurant remodeling plan in fiscal 2008. Based on the results of the fourth quarter fiscal year 2007 remodeling effort, we anticipate beginning an aggressive remodeling program in fiscal year 2008. Our projections for fiscal 2008 will be reduced by the impact of the potential accelerated depreciation, projected to be $0.10 to $0.12 per diluted share, if we move forward. The following are assumptions included in the above estimate:

•	0.0% to 2.0% same-restaurant sales growth at Company-owned restaurants;
•	Approximately 30 Company-owned openings for the year;
•	30 to 35 franchise openings for the year;
•

$150-$160 million in capital expenditures for the year including $50-$60 million for the above mentioned full remodels of 450-500 restaurants and partial remodels of 150-200 restaurants during the fiscal year if we move forward; and

•	Continued share repurchases.

Beall commented, “We have very solid plans and strategies moving forward into fiscal 2008. These are not plans that have been thrown together quickly. They are the continuation of a set of focused strategies we have been building upon for over two years. In fiscal 2008, we will continue with more fresh, quality items on our menu; have increased focus on our team and guest experience through our gracious hospitality strategies; remodel at least half of

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company-owned restaurants starting with our largest markets; and continue executing on simple fresh American dining and high quality casual dining.“

Ruby Tuesday, Inc. has Company-owned and/or franchise Ruby Tuesday brand restaurants in 44 states, the District of Columbia, Puerto Rico, and 13 foreign countries. As of March 6, 2007, the Company owned and operated 678 Ruby Tuesday restaurants, while domestic and international franchisees (including Hawaii) operated 196 and 52 restaurants, respectively. Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol: RI).

For more information, contact:
Shannon Hepp	Phone: 865-379-5700

The Company will host a conference call, which will be a live web-cast, this afternoon at 5:00 p.m. Eastern Time. The call will be available live at the following websites:

http://www.rubytuesday.com

http://www.fulldisclosure.com

Special Note Regarding Forward-Looking Information

This press release contains various “forward-looking statements,” which represent the Company’s expectations or beliefs concerning future events, including one or more of the following:  future financial performance and restaurant growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayments of debt, payment of dividends, stock repurchases, and restaurant and franchise acquisitions and re-franchises. The Company cautions the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause actual results to differ materially from those included in the forward-looking statements, including, without limitation, the following: changes in promotional, couponing and advertising strategies; guests’ acceptance of changes in menu items; changes in our guests’ disposable income; consumer spending trends and habits; mall-traffic trends; increased competition in the restaurant market; weather conditions in the regions in which Company-owned and franchised restaurants are operated; guests’ acceptance of the Company’s development prototypes; laws and regulations affecting labor and employee benefit costs, including potential increases in federally mandated minimum wage; costs and availability of food and beverage inventory; the Company’s ability to attract qualified managers, franchisees and team members; changes in the availability and cost of capital; impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either Ruby Tuesday or other restaurant concepts; effects of actual or threatened future terrorist attacks in the United States; significant fluctuations in energy prices; and general economic conditions.

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RUBY TUESDAY, INC.

Financial Results For the Third Quarter of Fiscal Year 2007
(Amounts in thousands except per share amounts)

	13 Weeks Ended		13 Weeks Ended			39 Weeks Ended		39 Weeks Ended
	March 6, 2007	Percent of Revenue	February 28, 2006	Percent of Revenue	Percent Change	March 6, 2007	Percent of Revenue	February 28, 2006	Percent of Revenue	Percent Change
Revenue:
Restaurant sales and operating revenue	$ 374,192	99.0	$ 334,750	98.9		$1,042,319	98.9	$ 930,724	98.8
Franchise revenue	3,748	1.0	3,893	1.1		11,099	1.1	11,204	1.2
Total revenue	377,940	100.0	338,643	100.0	11.6	1,053,418	100.0	941,928	100.0	11.8
Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of merchandise	100,590	26.9	87,975	26.3		281,638	27.0	248,394	26.7
Payroll and related costs	112,416	30.0	100,589	30.0		320,273	30.7	289,283	31.1
Other restaurant operating costs	66,341	17.7	58,881	17.6		188,308	18.1	165,511	17.8
Depreciation and amortization	19,400	5.2	17,470	5.2		56,775	5.4	51,878	5.6
(as a percent of Total revenue)
Loss from Specialty Restaurant Group, LLC bankruptcy	5,771	1.5				6,022	0.6
Selling, general and administrative, net	27,191	7.2	25,299	7.5		87,515	8.3	74,763	7.9
Equity in (earnings)/losses of unconsolidated franchises	(12)	0.0	(656)	(0.2)		626	0.1	(68)	0.0
Total operating costs and expenses	331,697		289,558			941,157		829,897
Earnings before Interest and Taxes	46,243	12.2	49,085	14.5	(5.8)	112,261	10.7	112,031	11.9	0.2
Interest expense, net	4,776	1.3	3,864	1.1		13,659	1.3	8,410	0.9
Pre-tax Profit	41,467	11.0	45,221	13.4		98,602	9.4	103,621	11.0
Provision for income taxes	12,812	3.4	15,029	4.4		31,668	3.0	34,350	3.6
Net Income	$ 28,655	7.6	$ 30,192	8.9	(5.1)	$ 66,934	6.4	$ 69,271	7.4	(3.4)

Earnings Per Share:
Basic	$ 0.50		$ 0.51		(2.0)	$ 1.15		$ 1.13		1.8

Diluted	$ 0.49		$ 0.50		(2.0)	$ 1.14		$ 1.12		1.8

Shares:
Basic	58,124		58,395			58,353		61,167

Diluted	58,595		59,280			58,794		61,882

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RUBY TUESDAY, INC.

Financial Results For the Third Quarter
of Fiscal Year 2007
(Amounts in thousands)

	March 6,	June 6,
CONDENSED BALANCE SHEETS	2007	2006
Assets
Cash and Short-Term Investments	$7,839	$22,365
Accounts and Notes Receivable	9,696	12,020
Inventories	19,605	17,428
Income Tax Receivable	-	374
Deferred Income Taxes	3,156	2,343
Assets Held for Disposal	16,952	12,833
Prepaid Rent and Other Expenses	14,631	10,977

Total Current Assets	71,879	78,340

Property and Equipment, Net	1,032,946	984,127
Goodwill, Net	16,935	17,017
Notes Receivable, Net	9,820	21,009
Other Assets	70,241	71,075

Total Assets	$1,201,821	$1,171,568

Liabilities
Current Portion of Long Term Debt, including
Capital Leases	$1,872	$1,461
Income Tax Payable	4,986	-
Other Current Liabilities	123,511	106,537
Long-Term Debt, including Capital Leases	410,478	375,639
Deferred Income Taxes	43,421	49,727
Deferred Escalating Minimum Rents	40,060	37,535
Other Deferred Liabilities	73,131	73,511

Total Liabilities	697,459	644,410

Shareholders' Equity	504,362	527,158

Total Liabilities and
Shareholders' Equity	$1,201,821	$1,171,568